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                                                                Exhibit 99(a)(2)


                      ATTACHMENT:  LETTER OF TRANSMITTAL

                              ACTUATE CORPORATION

                             Letter of Transmittal


Participation Instructions:
---------------------------

1. Print this form, complete it, sign it, and fax it to (650) 827-1562 or deliver it to Kristen Fishburn, Actuate Corporation, 701 Gateway Boulevard, South San Francisco, CA 94080, USA as soon as possible, but in any event, before 5:00 p.m. Pacific Time on May 31, 2001.

2. Ensure that you receive confirmation of receipt from Stock Administration within 3 business days.

--------------------------------------------------------------------------------

Name of Optionee:   _______________________

Country Where Employed:   _______________________

Social Security Number:  _____-____-______ (U.S. employees only)

I have received and read the email message from Peter Cittadini dated April 17, 2001, as well as the "Offer to Exchange All Outstanding Options to Purchase Common Stock Under Actuate Corporation 1994 Stock Option Plan, Actuate Corporation 1998 Equity Incentive Plan and Actuate Corporation 2001 Supplemental Plan" including the FAQ. I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me on or after November 30, 2000 under the Actuate Corporation 1994 Stock Option Plan, Actuate Corporation 1998 Equity Incentive Plan and the Actuate Corporation 2001 Supplemental Plan (the "Plans"). In return, Actuate will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the Actuate board of directors held after six months and one day following the date we cancel the options accepted for exchange, which will be on or after December 1, 2001 (the "replacement grant date"), provided that I am still employed by Actuate on that date. The exercise price of the replacement options will be equal to the closing sales price of Actuate stock on such date. The common stock underlying the replacement options will vest on the same schedule as the cancelled options. The replacement options will be blacked out for two weeks following the replacement grant date.

I understand that the replacement options will be nonstatutory stock options
(NSOs). Except for the strike price and black-out provision, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.



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I also understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Actuate may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

I have reviewed the list of my options that Actuate made available to me through OptionsLink. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Actuate accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Actuate accepts my options for exchange.

I hereby make the following election(s) with regard to my eligible option grants:

A.    Options Granted On or After November 30, 2000
      ---------------------------------------------

[_] I hereby elect to cancel all outstanding options granted on or after November 30, 2000. (Partial elections are not permitted.)

B.    Options Granted On or After November 30, 2000, PLUS Options Granted Before
      --------------------------------------------------------------------------
      November 30, 2000
      -----------------

[_] I hereby elect to cancel all outstanding options granted on or after November 30, 2000, and in addition I hereby elect to cancel the following outstanding options granted before November 30, 2000. (Please list only those options that you want to cancel):

1. Option Granted on _______________ ____, ________.

2. Option Granted on _______________ ____, ________.

3. Option Granted on _______________ ____, ________.

4. Option Granted on _______________ ____, ________.



Optionee's Signature (if submitted in hardcopy): _______________________ Optionee's Name (if submitted electronically):

Date:  ______________________


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